November 11, 2013

Re:    Award Agreement - Grant of Performance Units

Dear Rob,

Congratulations! We are pleased to award you with a discretionary grant of Performance Units (“Award”) in connection with your appointment as Chief Executive Officer of Vera Bradley, Inc. (the “Company”). This letter constitutes an Award Agreement between you and the Company regarding the terms and conditions of the grant. In order for the Award referenced in this Award Agreement to become effective, you must sign and date this form and return a signed copy to Stacy Knapper.
While complete details of this grant are defined in the enclosed documents, a high-level summary of this Award is as follows:

Type of Grant	Discretionary Performance Units (“Performance RSUs”). This is a one-time, discretionary grant to reward you for your appointment as Chief Executive Officer of the Company.
Target Number of Performance RSUs	[Insert XX] (equal to $800,000.00 divided by $[CLOSING PRICE], the closing price of the Company’s stock as of the date of grant).
Grant Date of Award	November 11, 2013
Performance Period	The Performance Period for this Award Agreement shall be the three (3) year period ending on the third anniversary of the Grant Date.

Earning of Performance RSUs
Except as otherwise provided herein, (i) the Performance RSUs will be deemed earned only if the Ending Stock Price (as defined below) of the Company meets or exceeds the threshold level established below, and (ii) the Performance RSUs will be deemed vested only if you are continuously employed with the Company throughout the Performance Period, except as otherwise provided herein.
“Ending Stock Price” will be determined based on the highest average stock price over any consecutive twenty (20) trading day period in the third year of the Performance Period.

The payout levels for each Tranche of Performance RSUs are based on the attained percentage of the Stock Price (using linear interpolation for results falling between the three performance levels).

	Performance Level	Annualized Stock Price Appreciation	Ending Stock Price[1]	Shares Earned (as % of Target Number of Shares)
	Maximum	22%	$36.00	200%
	Target	15%	$30.00	100%
	Threshold	11%	$27.00	50%
	Below Threshold	<11%	<$27.00	0%

1 To be updated based on Grant Date stock price.

Termination of Service
In general, should your Service with the Company be terminated prior to the last day of the Performance Period, all then outstanding Performance RSUs will be forfeited to the Company. However, the following provisions will apply if, prior to the forfeiture of the Award, you cease providing Services due to any of the following reasons (and provided that you have not committed a material breach of the restrictive covenants set forth in the Employment Agreement by and between you and the Company dated November __, 2013 (the “Employment Agreement”) or been terminated by the Company under the Employment Agreement for Cause):

• Death or Disability: If, prior to full vesting of the Award, you die while employed with the Company or separate from Service due to a Disability (as defined in the 2010 Plan), your Performance RSUs shall become immediately and fully vested at the Target level set forth above and paid out in Shares of Company stock pursuant to the settlement provisions below.

• Termination Without Cause or for Good Reason: If, prior to vesting of the Award, your Service is terminated by the Company without Cause or by you for Good Reason, you will be deemed to have remained continuously employed with the Company throughout the Performance Period for purposes of this Award Agreement. For purposes of this Award Agreement, “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Employment Agreement.

• Termination Upon a Change in Control: If, prior to the full vesting of the Award, your employment is terminated in anticipation of, upon, or within twenty-four (24) months following a Change in Control (as defined in the 2010 Plan), by the Company without Cause or by you for Good Reason, your Performance RSUs will be deemed fully vested at the Target level set forth above and paid out in Shares of Company stock pursuant to the settlement provisions below, provided that, if termination was in anticipation of a Change in Control, the full vesting of your Performance RSUs will occur upon the Change in Control.

If your Service with the Company shall terminate during the Performance Period for any reason other than those listed above, all unvested Performance RSUs shall be forfeited to the Company.

Settlement
Except as it applies to Tranches that are deemed to be earned at “Target” and become payable due to a Change in Control or due to termination of Service as a result of death or Disability, no Awards will become payable unless the Committee certifies that the performance goals in the Award Agreement have been attained with respect to the applicable Performance Year during the Performance Period in a manner that complies with Code Section 162(m) and the 2010 Plan. Any earned Performance RSUs will be paid in the form of one Share of Company stock for each earned whole Performance RSU. Delivery of the Share(s) will be made after the end of the Performance Period and not later than the 15th day of the third month following the end of the Performance Period. Notwithstanding the preceding provisions, in the event of a separation from Service due to death or Disability, delivery of the Shares will be made, including delivery with respect to a Disabled Participant, or to the estate of a deceased Participant, within thirty (30) days after such separation from Service. Shares will be credited to an account established for the benefit of the Participant with the Company's administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time. Partial Shares (along with any accumulated dividends) will be paid in cash at the same time the Shares are delivered.

Withholding Taxes
You acknowledge and agree that the Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to this Award.

These Performance RSUs have been granted under and are governed by the terms and conditions of the Vera Bradley, Inc. 2010 Equity and Incentive Plan (the “2010 Plan”), as amended. The enclosed Statement of General Information and Availability of Information for the 2010 Plan forms part of a Section 10(a) prospectus covering securities that have been registered under the Securities Act of 1933, as amended. This document is also enclosed to provide further information and background. Any term capitalized herein but not defined will have the meaning set forth in the 2010 Plan.
It is very important that you keep this Award Agreement and the Chief Executive Officer Sign-On Grant -Restricted Stock Unit/Performance Unit Terms and Conditions in a safe place because they describe your rights and responsibilities under the Performance Units and 2010 Plan and explain where and how to obtain other documents and information to which you are entitled.

Sincerely,

Robert J. Hall

Acknowledgement & Acceptance of Award Agreement and Related Terms

By your signature and the signature of the Company’s representative (above) on this Award Agreement, you and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. You acknowledge that you have reviewed the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions, and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understand all provisions of the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement. Further, by signing below, you hereby agree to (i) accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the 2010 Plan, the Chief Executive Officer Sign-On Grant Restricted Stock Unit/Performance Unit Terms and Conditions and this Award Agreement, and (ii) notify the Company upon any change in your residence address.

"Participant"

Signature:

Printed Name:

Date:

CHI:2783365.4